Foresight
FOR    A SMARTER FUTURE

SEC Code of Ethics

EFFECTIVE DATE: September 2022

Contents

INTRODUCTION 3
DEFINITIONS 3
STANDARDS OF BUSINESS CONDUCT 5
TRADING RULES FOR PERSONAL/RELATED ACCOUNTS 5
REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS 6
POLICY STATEMENT ON INSIDER TRADING 7
POLICY POLITICAL CONTRIBUTIONS POLICY 8
ADMINISTRATION OF THE CODE OF ETHICS 9
SANCTIONS 10

1Introduction
In May 2021, Foresight Group LLP (‘Foresight’, the ‘Firm’) became a registered investment adviser with the US Securities and Exchange Commission (SEC), registration code 311974.

This Code of Ethics (the Code of Ethics) has been adopted by the Firm in compliance with its US regulatory obligations which exist alongside its UK FCA regulatory obligations and applies to all Firm staff, regardless of whether they are dealing with US clients or not.

This Code of Ethics sets out the standard (or standards) of business conduct that the Firm requires of its staff. The standards reflect the Firm’s fiduciary obligations and those of its supervised persons.

The purpose of this Code of Ethics is to foster compliance with applicable United States federal statutes and regulatory requirements and to identify transactions suspected of being in conflict with the best interests of The Firm’s Clients. Additional information regarding the Firm’s standards of professional conduct, insider trading and personal account dealing can be found in the Firm’s Compliance Manual, Market Abuse and Personal Account Dealing Policies.

2DEFINITIONS
In addition to the terms defined in the Firm’s Compliance Manual, the following terms will have the following meanings for purposes of this Code of Ethics:

a)"Access Person” means any Supervised Person of Foresight Group LLP:
i)Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
ii)Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
iii)Who is a director, officer or partner of the Firm.

b)“Adviser” means Foresight Group LLP.
c)“Advisers Act” means the Investment Advisers Act of 1940, as amended.
d)“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
e)Blind Pool Account” means an account for which a Supervised Person does not (a) exercise any investment discretion or decision-making, (b) receive notice of transactions prior to execution or (c) otherwise have direct or indirect influence or control. The CO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Blind Pool Account, whether additional information should be provided by the relevant Supervised Person or whether additional steps must be taken by the relevant Supervised Person in order to maintain Blind Pool Account status for the relevant account. Also known as a non-discretionary account.
f)“CO” means the Compliance Officer of Foresight.
g)“Code of Ethics” means this Code of Ethics.
h)“Connected Persons” has the meaning provided the Firm’s Personal Account Dealing Policy, as amended from time to time.
i)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
j)“Federal Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of the GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to private funds and registered investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.
k)“Fund” means the Cromwell Foresight Global Sustainable Infrastructure Fund or any other account advised by Foresight Group LLP for US clients.
l)
m)“GLBA” means the Gramm-Leach-Bliley Act.

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n)“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
o)“Investment Company Act” means the Investment Company Act of 1940, as amended.
p)“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof e.g. unregulated fund for sophisticated investors which are not publicly marketed and not for resale.
q)“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.
r)Personal Account Dealing Policy means the Personal Account Dealing Policy approved by the Firm’s Executive Committee which sets out the rules whereby the Firm’s staff are able to make personal investments in securities under the Firm’s UK FCA regulatory requirements. The Personal Account Dealing Policy sits alongside the trading rules set out in this Code of Ethics and should there be any conflict between this Code of Ethics and the Personal Account Dealing policy, adherence to the more stringent regulatory obligation (FCA/SEC) will apply.
s)“Reportable Security” refers to securities reportable under the Firm’s Personal Account Dealing Policy, and generally will include all Securities, but for purposes of US investments, will not include:
•direct obligations of the U.S. Government;
•bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•shares issued by money market mutual funds (where the Firm does not act in any capacity);
•Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (“529 Plans”);
•shares issued by unaffiliated open-end mutual funds; or
•shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.
t)“Restricted List” means the list of companies/Securities in which trading by Access Persons is prohibited, as maintained by the CO, which includes:
•securities in portfolio companies of Foresight managed funds that are publicly listed (if any)1;
•Securities which either the Adviser or Access Persons may have inside information with respect to, as determined by the CO; and
•Securities which the Adviser or Access Persons are contractually or otherwise restricted from trading (e.g., portfolio companies currently being considered for purchase by Foresight client accounts).
Companies and Securities will remain on the Restricted List until such time as the CO determines.

u)“SEC” means the Securities and Exchange Commission.
v)“Securities Act” means the Securities Act of 1933, as amended.
w)“Security” is a designated investment (as set out in the Personal Account Dealing Policy) and those investments set out in Section 202(a)(18) of the Advisers Act, including:
•private fund (e.g., hedge fund or private equity fund) interests, including limited partnership or limited liability company interests;
•any note, stock, treasury stock, security future, bond, debenture, or evidence of indebtedness;
•any certificate of interest or participation in any profit-sharing agreement;
•any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;

1 Currently no fund portfolio companies/assets are publicly listed

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•any fractional undivided interest in oil, gas or other mineral rights;
•any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);
•any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
•in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
x)“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) of the Firm, or any person who has an employment, consulting or similar relationship with the Firm or who provides investment advice on behalf of the Firm and is subject to the supervision and control of Firm, regardless whether or not they are dealing with US clients or investors.

3STANDARDS OF BUSINESS CONDUCT
The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Code of Ethics:

•The interests of the Firm’s clients must be placed first at all times;
•All personal securities transactions must be conducted consistent with Firm’s Personal Account Dealing Policy (with respect to its UK regulatory obligations), this Code of Ethics (with respect to its US regulatory obligations), and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•Supervised Persons should not take inappropriate advantage of their positions; and
•Supervised Persons must comply with applicable United States Federal Securities Laws.
This Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from responsibility for personal trading or other conduct that violates a fiduciary duty to Foresight’s clients.

4Unlawful Actions

It is unlawful for any affiliated person of the Adviser:

•To employ any device, scheme or artifice to defraud the Fund;

•To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•To engage in any manipulative practice with respect to the Fund.

5TRADING RULES FOR PERSONAL/RELATED ACCOUNTS
In addition to the Firm’s Personal Account Dealing Policy and rules in the Firm’s Compliance Manual, the following rules govern Securities trading by all Access Persons of Foresight. In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the CO or his designee:

•Front Running Strictly Prohibited. Access Persons may not enter an order or make an investment that anticipates (i.e., front runs) or competes with a client order or investment.
•IPO Preclearance. Access Persons may not acquire beneficial ownership2 in any securities in an Initial Public Offering without obtaining prior approval of the CO by submitting a clearance request via Waystone/CCL.
•Limited Offering Preclearance. Access Persons may not acquire beneficial ownership in any Securities in a Limited Offering without obtaining prior approval of the CO.
•Insider Trading Strictly Prohibited. No Access Person may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information.

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•Restricted List Preclearance. Access Persons may not acquire or dispose of Beneficial Ownership in any Security on the Restricted List without obtaining prior approval of the CO.
Details of the personal dealing process is set out in the Firm’s Personal Account Dealing Policy.

2 Beneficial ownership is ownership of at least 5% of the company

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6REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS

INITIAL AND ANNUAL HOLDINGS REPORTS.
Except as otherwise provided below, every Access Person will report to the Cno later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes a Access Person):

•The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
•The name of Access Persons broker, dealer or bank with which they maintain an account in which any Securities are held for the Access Person’s direct or indirect benefit; and
•The date the Access Person submits the report.
Except as otherwise provided below, every Access Person shall confirm to the CO at least once annually that the information provided remains accurate and up to date.

QUARTERLY TRANSACTION REPORTS.
Except as otherwise provided below, every Access Person will report to the CO, no later than 30 days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

•The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the Access Person submits the report.
•The quarterly transaction report takes place via a Waystone/CCL quarterly attestation.

EXEMPTIONS FROM HOLDINGS AND TRANSACTION REPORTS.
An Access Person need not make:

•Transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan; or
•Holding or transaction reports with respect to Securities held in Blind Pool Accounts. If you are unsure if your account is a Blind Pool Account, but believe that any of your accounts meet these criteria, please contact the CO for confirmation that the account is a Blind Pool Account and therefore excluded from the holding and transaction report requirements; or
•for quarterly transaction reports only, information that would duplicate information contained in broker trade confirmations or account statements that Foresight holds in its records so long as Foresight receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter (however, note that annual holdings reports must include such information even if it would duplicate information contained in such materials). It is a requirement to submit trade confirmations within 10 days of execution of the transaction.

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DUPLICATE CONFIRMATIONS AND STATEMENTS.

All Access Persons must direct their brokers to supply to the CO on a timely basis, duplicate copies of confirmations of all personal transactions in public Securities and copies of periodic statements for all accounts pertaining to trading in public securities by the Access Person and the Access Person’s Connected Persons.

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS.
Each Access Person must be provided with a copy of this Code of Ethics and any amendments. Each Access Person must provide the CO or other designated compliance personnel with a written acknowledgement that contains at least the information set out in Exhibit A, of their receipt of the Code of Ethics and any amendments. Access Persons must sign and deliver this acknowledgement to the CO upon becoming a Access Person and annually thereafter.

CONFIDENTIALITY OF REPORTING UNDER CODE OF ETHICS.
The CO and any other designated compliance personnel receiving reports of Access Person holdings and transactions under this Code of Ethics will keep such reports confidential, except to the extent that the CO and the compliance team are required to disclose the contents of such reports to regulators. The CO will confer with counsel, to the extent the CO believes necessary, to determine whether the content of any such reports must be disclosed to such regulators.

7POLICY STATEMENT ON INSIDER TRADING
Foresight seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, the Firm has implemented procedures to deter the misuse of material, non-public information in securities transactions. These procedures are set out in the Anti-Market Abuse Policy and summarized in a Market Abuse Guide.
In general, Foresight forbids any Access Person (this term will include Access Persons’ Connected Persons) from trading, either personally or on behalf of others while in possession of material, non-public information or communicating material, non- public information to others in violation of the law. This conduct is frequently referred to as “insider trading.”
The term “insider trading” is not defined in the United States Federal Securities Laws, but generally is used to refer to the use of material, non-public information to trade in Securities (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:
w)trading by an insider, while in possession of material, non-public information;
x)trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
y)communicating material, non-public information to others.
It is noted that under UK legislation, there is a criminal offence of insider dealing under Part V of the Criminal Justice Act 1993 and broader restrictions on insider dealing under the Market Abuse Regulations. Inside information, insider dealing (under the criminal regime) is defined and explained further in the Anti-Market Abuse Policy. The Firm considers UK insider dealing and US insider trading interchangeably and uses the UK definitions in determining potential insider trading, which we view as substantially similar to the information set out above.
The elements of insider trading and the penalties for such unlawful conduct are described in Anti-Market Abuse Policy. Any Access Person who has any question concerning Foresight’s policy and procedures regarding insider trading should consult with the CO or his designee. To protect yourself and Foresight, you should contact the CO or his designee immediately if you believe that you may have received material, non-public information. Often, a single question can forestall disciplinary action or complex legal problems.

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8POLICY POLITICAL CONTRIBUTIONS POLICY

A.PAY TO PLAY RULE
Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play”, where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials with the intent of generating investment advisory business. Due to the type of infrastructure assets that Foresight managed funds hold, and the high likelihood of potential of interaction with public officials in the course of holding such assets, should assets be acquired in the US, the risk of a violation of the Play-to-Play rule by Foresight or any Foresight staff member is heightened.

This Political Contributions Policy is designed to ensure that Political Contributions (as defined below) by Supervised Persons do not violate the Pay-to-Play Rule in addition to other state or local laws, which generally limit the amount of Political Contributions that advisers and their Supervised Persons may make to state and local government officials, candidates and political parties. This Political Contributions Policy places certain restrictions and obligations on Supervised Persons in connection with their Political Contributions and Solicitation Activities (as defined herein).

B.PROHIBITION ON DIRECT OR INDIRECT POLITICAL CONTRIBUTIONS, POLITICAL FUNDRAISING AND SOLICITATION ACTIVITIES

Violations of the Pay to Play Rule can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

To mitigate against a risk of violation of the Pay to Play rule, Foresight has adopted the following prohibition:

For avoidance of doubt, this prohibition also applies to donations to non-U.S. organisations which may support U.S. officials or candidates. If you are in doubt whether a contribution is a Political Contribution that would be in breach of this policy, please contact the Compliance Officer with a full description of the organisation/individual to obtain confirmation before making any contribution.

For purposes of this section, the following definitions apply:
a)“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses

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of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a political action committee (as defined below).

b)“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

c)“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation.

d)“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or
(ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity in the USA.

C.CORPORATE CONTRIBUTIONS
Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse Political Contributions made by Supervised Persons. Potential corporate contributions has a wide scope and can include, for example, a request for Foresight to sponsor a table at an event run directly or indirectly (e.g. via a charity controlled by an official) by a US candidate or official for federal, state or local public office.
All requests for such type of Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CO.

D.DISCLOSURE
New joiner Supervised Persons are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Supervised Person provides material financial support, within the past two years at the time of hire and annually thereafter in a questionnaire distributed to the Supervised Person by the Firm.
When this policy comes into effect, existing Staff are also required to disclose Political Contributions made by themselves and any family member living in the same household or whom the Supervised person provides material financial support in the past two years and annually thereafter.

E.CHARITABLE CONTRIBUTIONS DISTINGUISHED
Contributions to a charity are not considered Political Contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund- raising activities. Any questions regarding whether an organization is a charity should be directed to the CO.

9ADMINISTRATION OF THE CODE OF ETHICS
a)Each Access Person must report any violations of this Code of Ethics promptly to the CO or his designee.
b)The CO or his designee will review the holdings and transaction reports submitted by Access Persons pursuant to this Code of Ethics.
c)The Firm must provide each Access Person a copy of the Code of Ethics and any amendments.

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d)Each Access Person must provide the CO or other designated compliance personnel with a written acknowledgement of their receipt of the Code of Ethics and any amendments.
e)The CO may, under circumstances that he deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code of Ethics that are not expressly mandated under the United States Federal Securities Laws.

10SANCTIONS
Upon discovery of a violation of this Code of Ethics, the Firm may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

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Annex 1 - Code Of Ethics And Securities Trading Policy Acknowledgement Template

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Code of Ethics and confirm that I have read and understand it and agree to abide by the policy.

I hereby declare that I have not made any Political Contributions conducted any Political Fundraising or Solicitation Activity [in the past two years] [over the period].

Your Name (Please Print)

Your Signature

Date

Note: Please sign and return this acknowledgement to the Compliance Officer or a member of the Compliance Team.

Please note that this acknowledgement may be sent and signed off electronically via a Waystone/CCL attestation, or such other electronic means.

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Foresight Group LLP
The Shard
32 London Bridge Street London
SE1 9SG
www.foresightgroup.eu